Makepeace Capital Corp.
                     1660 South Albion
                  Denver, Colorado  80222

                        June 14, 2000

Mark Manuel, President
NetSalon, Inc.
Suite 134-554
4835 North O'Conner Boulevard
Irving, Texas  75062

Re:     Proposed Exchange of Shares of Makepeace Capital Corp. ("MCC")
for one hundred percent (100%) of the outstanding shares of NetSalon, Inc. ("NetSalon")

Dear Mr. Manuel:

   This letter will confirm the recent discussions we have had with you and your representatives relative to the proposed exchange of shares of the common stock of MCC for all of the issued and outstanding common stock of NetSalon. The objective of our discussions has been the execution and consummation, as soon as feasible, of a formal agreement between MCC and NetSalon (the "Agreement"), which among other things, would provide for the various matters set forth below:

   1. MCC currently has 3,857,500 shares issued and outstanding. At the Closing, Ross Corace will surrender 2,807,896 of his shares for cancellation, and another shareholder will surrender 150,000 shares for cancellation, so that there will be 899,604 shares outstanding.

   2. MCC also has the following common stock purchase warrants issued and outstanding:

      (a)   1,475,000 A Warrants exercisable at $5.00 per share;
      (b)   1,400,000 B Warrants exercisable at $7.50 per share; and
      (c)   1,400,000 C Warrants exercisable at $10.00 per share.

      MCC agrees to seek the cancellation of the Band C Warrants.
There are no shares of MCC's preferred stock issued and outstanding.

   3. MCC will acquire all of the issued and outstanding common stock of NetSalon from the shareholders of NetSalon in exchange for 34,000,000 restricted shares of common stock of MCC ("MCC Common Stock"), which will be delivered upon the closing of this transaction (the "Closing Date"). This exchange is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and the shares of MCC received by NetSalon shareholders will be received on a tax-free basis. The shares to be issued by MCC will be "restricted securities" as defined in Rule 144 under the Securities Act of 1933, and an appropriate legend will be placed on the certificates representing such shares, and stop transfer orders placed against them.

   4. On the Closing, MCC will also issue a total of 5,100,396 shares for consulting/finder's fees for this transaction, which will bring the total number of shares issued and outstanding after the Closing to 40,000,000 shares. Following is a breakdown of the shares to be outstanding:

Shares to be retained  by current MCC shareholders     899,604
Shares to be issued for NetSalon                    34,000,000
Shares to be issued to consultants/finder's          5,100,396
                                                   -----------
   Total                                            40,000,000
                                                   ===========
   Upon the Closing, NetSalon will become a wholly-owned subsidiary of MCC.

   5.   On the Closing, MCC will pay a $200,000 fee to Ross Corace.

   6. The parties will use their best efforts to close this transaction on or before July 12, 2000.

   7. At the Closing, the present MCC officers and directors shall deliver to NetSalon their respective letters of resignation, along with minutes of the MCC Board of Directors accepting such resignations and appointing to the MCC Board those persons designated by NetSalon to be directors of MCC.

   8. Prior to Closing, NetSalon will provide an unaudited balance sheet and income statement for a period ended on a date within 60 days of the Closing.

   9. MCC will file its Form 10-KSB for the year ended June 30, 2000, prior to Closing.

   10. As soon as possible after the Closing, NetSalon will call a MCC shareholder meeting for the purpose of seeking shareholder approval of a one for two reverse stock split, a change of MCC's name to a name designated by NetSalon, and a change of domicile to Nevada.

   11. On the date of this Letter of Intent, the common stock of MCC is registered with the Securities and Exchange Commission pursuant to
Section 12(g) of the Securities Exchange Act of 1934, as amended, (the "Act"), and MCC has filed all reports required to be filed by Section 13(g) of the Act during the past 12 months. These reports were, when filed, accurate, not misleading and complete in all material respects.

   12. The common stock of MCC is currently listed for trading on the OTC Bulletin Board under the symbol MKPC.

   13.   On the Closing, MCC will have no assets and no liabilities.

   14. Once this letter is executed, all parties hereto, in reliance upon the agreement represented herein, shall not, for a period of 30 days from the date of execution hereof, negotiate with any other third party with respect to undertaking any merger or stock or asset acquisition.

   15. MCC and NetSalon will take all necessary steps to call meetings of their respective directors as soon as possible to approve the terms of this Letter of Intent.

   16. Upon the signing of this Letter of Intent, MCC and NetSalon will provide to each other full access to their books and records and will furnish financials and operating data and such other information with respect to their business and assets as may reasonably be requested from time to time. If the proposed transaction is not consummated, all parties shall keep confidential any information (unless ascertainable from public filings or published information) obtained concerning the other's operations, assets and business.

   17. This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   18. Each party will pay its legal expenses incurred in connection with this transaction whether or not the transaction is consummated.

   19. Upon the execution by you and return to us of this Letter of Intent, counsel for NetSalon and MCC will prepare an Exchange Agreement which shall contain provisions in accordance with this Letter together with such further appropriate terms and conditions as legal counsel and the parties may mutually determine. The Exchange Agreement shall be subject, in all respects, to the approval of the respective Boards of Directors of MCC and NetSalon.

   20. It is understood that the terms set forth in this Letter may not constitute all of the major terms which will be included in the Exchange Agreement, that the terms set forth herein are subject to further discussion and negotiation, and that this Letter is an expression of intent only and is not to create or result in any legally binding obligation upon the parties hereto except with respect to paragraphs 14, 16 and 18.

   If the foregoing accurately reflects our discussions, please execute and return to the undersigned one copy of this Letter.

MAKEPEACE CAPITAL CORP.              NETSALON, INC.



By:_____________________             By:______________________
   Ross Corace, President               Mark Manuel, President